LEUTHOLD FUNDS, INC.

RULE 18f-3 MULTI-CLASS PLAN

Amended and Restated as of November 13, 2006

I.	Introduction.

Pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the “1940 Act”), the following sets forth the method for allocating fees and expenses among each class (as such term is used in the 1940 Act) of shares of the Leuthold Core Investment Fund series and the Leuthold Asset Allocation Fund series of Leuthold Funds, Inc. (the “Company” or “Multi-Class Fund”). In addition, this Rule 18f-3 Multi-Class Plan (this “Plan”) sets forth the service fees and other charges and fees of each class of shares in the Multi-Class Fund.

The Company is an open-end management investment company registered under the 1940 Act, the shares of which are registered on Form N-1A under the Securities Act of 1933 (Reg. No. 033-96634). Upon the effective date of this Plan, the Company hereby elects to offer multiple classes pursuant to the provisions of Rule 18f-3 and this Plan.

II.	Allocation of Expenses.

Pursuant to Rule 18f-3 under the 1940 Act, the Company shall allocate to each class of shares any fees and expenses incurred by the Company in connection with any service plan pursuant to which the Company pays fees to service providers that provide services to investors in the Company. In addition, pursuant to rule 18f-3, the Company may allocate the following fees and expenses to a particular class of shares:

(i)	transfer agent fees and related expenses identified by the transfer agent as being attributable to such class of shares;

(ii)	printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses, reports, and proxies to current shareholders of such class of shares or to regulatory agencies with respect to such class of shares;

(iii)	blue sky registration or qualification fees incurred by such class of shares;

(iv)	Securities and Exchange Commission registration fees incurred by such class of shares;

(v)	the expense of administrative personnel and services (including, but not limited to, those of a fund accountant, or dividend paying agent charged with calculating net asset values or determining or paying dividends(1)), as required to support the shareholders of such class of shares;

(vi)	litigation or other legal expenses relating solely to such class of shares;

(vii)	fees of the Company’s Directors incurred as a result of issues relating to such class of shares; and

(viii)	independent accountants’ fees relating solely to such class of shares.

The initial determination of the class expenses that will be allocated by the Company to a particular class of shares and any subsequent changes thereto will be reviewed by the Board of Directors and approved by a vote of the Directors of the Company, including a majority of the Directors who are not interested persons of the Company.

Income, realized and unrealized capital gains and losses, and any expenses of the Multi-Class Fund not allocated to a particular class of the Company pursuant to this Plan shall be allocated to each class of the Company on the basis of the net asset value of that class in relation to the net asset value of the Company.

III.	Class Arrangements.

The following summarizes the service fees, exchange fees, and other fees and charges applicable to each class of shares of the Multi-Class Fund. Additional details regarding such fees and services are set forth in the Company’s current Prospectus and Statement of Additional Information.

A.	Class A Shares (Leuthold Core Investment Fund – Retail Class)

1.	Maximum Sales Load Imposed on Purchases: None.

2.	Maximum Sales Load Imposed on Dividends: None.

3.	Deferred Sales Load: None.

4.	Redemption Fee: 2%.

5.	Exchange Fee: None.

6.	Rule 12b-1 Distribution Expenses and Service Fees: None.

7.	Service Fees: Up to 0.25%.

8.	Management Fees: 0.9%.

    1    Rule 18f-3 requires that services related to the management of the portfolio’s assets, such as custodial fees, be borne by the Company and not by class.

B.	Class AI Shares (Leuthold Core Investment Fund – Institutional Class)

1.	Maximum Sales Load Imposed on Purchases: None.

2.	Maximum Sales Load Imposed on Dividends: None.

3.	Deferred Sales Load: None.

4.	Redemption Fee: 2%.

5.	Exchange Fee: None.

6.	Rule 12b-1 Distribution Expenses and Service Fees: None.

7.	Service Fees: None.

8.	Management Fees: 0.9%.

C.	Class D Shares (Leuthold Asset Allocation Fund – Retail Class)

1.	Maximum Sales Load Imposed on Purchases: None.

2.	Maximum Sales Load Imposed on Dividends: None.

3.	Deferred Sales Load: None.

4.	Redemption Fee: 2%.

5.	Exchange Fee: None.

6.	Rule 12b-1 Distribution Expenses and Service Fees: Up to 0.25%.

7.	Service Fees: None.

8.	Management Fees: 0.9%.

D.	Class DI Shares (Leuthold Asset Allocation Fund – Institutional Class)

1.	Maximum Sales Load Imposed on Purchases: None.

2.	Maximum Sales Load Imposed on Dividends: None.

3.	Deferred Sales Load: None.

4.	Redemption Fee: 2%.

5.	Exchange Fee: None.

6.	Rule 12b-1 Distribution Expenses and Service Fees: None.

7.	Service Fees: None.

8.	Management Fees: 0.9%.

IV.	Board Review.

The Board of Directors of the Company shall review this Plan as frequently as it deems necessary. Prior to any material amendments to this Plan, the Company’s Board of Directors, including a majority of the Directors that are not interested persons of the Company, shall find that the Plan, as proposed to be amended (including any proposed amendments to create a conversion feature or alter the method of allocating class and/or fund expenses), is in the best interest of each class of shares of a Multi-Class Fund individually and the fund as a whole. In considering whether to approve any proposed amendment to the Plan, the Directors of the Company shall request and evaluate such information as they consider reasonably necessary to evaluate the proposed amendment to the Plan.

In making its initial determination to approve this Plan, the Board focused on, among other things, the relationship between or among the classes and examined potential conflicts of interest between classes regarding the allocation of fees, services, reimbursement of expenses and voting rights. The Board evaluated the level of services provided to each class and the cost of those services to ensure that the services are appropriate and the allocation of expenses is reasonable. In approving any subsequent amendments to this Plan, the Board shall focus on and evaluate the above-referenced factors as well as any others deemed necessary by the Board.